Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-196113, No. 333-168323 and No. 333-100891 on Form S-8 pertaining to the securities to be offered to employees in benefit plans of Wynn Resorts, Limited and Registration Statement No. 333-214505 on Form S-3 of Wynn Resorts, Limited of our reports dated February 28, 2018 with respect to the consolidated financial statements and schedule of Wynn Resorts, Limited and the effectiveness of internal control over financial reporting of Wynn Resorts, Limited, included in this Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Las Vegas, Nevada
February 28, 2018